UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response. . 2.64
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 2, 2005

AFTERMARKET TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois		60515
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On June 2, 2005, Aftermarket Technology Corp. took the following actions with respect to our executive officers:

•      Appointed John M. Pinkerton as an executive officer (Vice President and Controller) with an annual base salary of $205,000.  Mr. Pinkerton is entering into our standard forms of executive officer employment agreement and indemnification agreement (see Exhibits 10.23 and 10.24 to our Annual Report on Form 10-K for the year ended December 31, 2004).

•      Increased, effective immediately, the annual base salary of the following executive officers:

	Old Salary	New Salary
Todd R. Peters	$300,000	$315,000
William L. Conley, Jr.	$235,000	$239,700
Brett O. Dickson	$250,000	$260,000

•      Granted shares of restricted stock and stock options to the following executive officers:

	Number of Shares of Restricted Stock	Number of Stock Options
Donald T. Johnson, Jr.	25,000	75,000
Todd R. Peters	7,500	22,500
John R. Colarossi	3,750	11,250
William L. Conley, Jr.	3,750	11,250
Brett O. Dickson	3,750	11,250
John J. Machota	3,750	11,250
John M. Pinkerton	3,750	11,250
Mary T. Ryan	3,750	11,250
Joseph Salamunovich	3,750	11,250

The restricted stock vests in one-third increments on each of June 2, 2006, 2007 and 2008.  No consideration was paid for the restricted stock.  The options vest and become exercisable on December 2, 2005 and expire on June 2, 2015.  The option exercise price is $15.85 (the closing price of our stock on the Nasdaq National Market System on the date of grant).

•      Changed the 2005 Incentive Compensation Plan bonus pay-out for achieving the minimum earnings per share target for the year from 1% of base target bonus to 50% of base target bonus (affected executive officers are Donald T. Johnson, Jr., Todd R. Peters, John J. Machota, John M. Pinkerton, Mary T. Ryan, Joseph Salamunovich, John R. Colarossi, William L. Conley, Jr. and Brett O. Dickson).

•      Adopted a nonqualified deferred compensation plan that provides for, among other things, a company contribution of 50 cents for each dollar of base salary deferred, up to 10% of base salary.  The plan is designed to comply with the requirements of Section 409A of the Internal Revenue Code.

On June 2, 2005, we also granted 2,500 shares of restricted stock and 7,500 stock options to each of our independent directors (Robert L. Evans, Curtland E. Fields, Dr. Michael J. Hartnett, Michael D. Jordan, S. Lawrence Prendergast and Edward Stewart).  The restricted stock vests in one-third increments on each of June 2, 2006, 2007 and 2008.  No consideration was paid for the restricted stock.  The options vest and become exercisable on December 2, 2005 and expire on June 2, 2015.  The option exercise price is $15.85 (the closing price of our stock on the Nasdaq National Market System on the date of grant).

On June 2, 2005, we accelerated the vesting of the following “out-of-the-money” stock options previously granted to executive officers and directors:

	Number of Options	Exercise Price*	Original Vesting Date(s)
Brett O. Dickson	3,333	$19.00	11/20/06
Brett O. Dickson	1,667	$22.90	5/8/07
Robert L. Evans	13,333	$17.89	12/2/06 and 12/2/07
Curtland E. Fields	13,333	$17.89	12/2/06 and 12/2/07
John M. Pinkerton	2,500	$22.90	5/8/07
Edward Stewart	13,333	$17.89	12/2/06 and 12/2/07

*      The closing price of our stock on the Nasdaq National Market System on the date of acceleration of vesting was $15.85.

The acceleration of these options is intended to eliminate a possible compensation expense associated with these options in future periods due to the adoption of SFAS No. 123R, Share-Based Payment.  The expense on a pre-tax basis would have been approximately $208,000 over the course of the original vesting periods of the accelerated options (which on average is approximately 1.9 years from June 2, 2005).

We believe that because the options have exercise prices in excess of the current market value of our common stock, the options have limited economic value and are not fully achieving their original objective of incentive compensation and executive retention.

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 2, 2005, the following occurred:

•      Robert L. Evans, Curtland E. Fields, Dr. Michael J. Hartnett, Donald T. Johnson, Jr., Michael D. Jordan, S. Lawrence Prendergast and Edward Stewart were reelected as directors of Aftermarket Technology Corp.

•      Robert Anderson, Michael T. DuBose, Dale F. Frey, Mark C. Hardy and Gerald L. Parsky retired from the Board of Directors.

•      Donald T. Johnson, Jr., President and Chief Executive Officer, was appointed Chairman of the Board.

•      Michael D. Jordan was appointed Lead Director.

•      John M. Pinkerton was appointed Vice President and Controller, our principal accounting officer.  Mr. Pinkerton joined Aftermarket Technology Corp. in 1999 as Manager, Planning and Analysis and became Controller in 2000.  Prior to joining us, he was an independent financial consultant during 1998 and prior to that he spent ten years with Grimes Aerospace Company where he held several different finance positions including Director of Strategic Planning.  Mr. Pinkerton holds an M.B.A. from the University of Wisconsin—Milwaukee and is a certified public accountant (inactive).

Item 8.01.      Other Events.

On June 2, 2005, we accelerated the vesting of 27,506 “out-of-the-money” stock options previously granted to non-executive officer employees.  The acceleration of these options is intended to eliminate a possible compensation expense associated with these options in future periods due to the adoption of SFAS No. 123R, Share-Based Payment.  The expense on a pre-tax basis would have been approximately $69,000 over the course of the original vesting periods of the accelerated options (which on average is approximately 1.9 years from June 2, 2005).

We believe that because the options have exercise prices in excess of the current market value of our common stock, the options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

Item 9.01.      Financial Statements and Exhibits.

Exhibit 10:   Aftermarket Technology Corp. Executive Nonqualified Excess Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2005	AFTERMARKET TECHNOLOGY CORP.

/s/ Joseph Salamunovich
Joseph Salamunovich
Vice President